Artisan Partners Asset Management Inc. Reports October 2020 Assets Under Management
Milwaukee, WI - November 10, 2020 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its assets under management ("AUM") as of October 31, 2020 totaled $131.5 billion. Separate accounts1 accounted for $69.6 billion of total firm AUM, while Artisan Funds and Artisan Global Funds accounted for $61.9 billion.

ASSETS UNDER MANAGEMENT BY STRATEGY

As of October 31, 2020 - ($ Millions)
Growth Team
Global Opportunities	$23,665
Global Discovery	1,316
U.S. Mid-Cap Growth	15,068
U.S. Small-Cap Growth	5,096
Global Equity Team
Global Equity	2,412
Non-U.S. Growth	19,434
Non-U.S. Small-Mid Growth	5,438
U.S. Value Team
Value Equity	2,948
U.S. Mid-Cap Value	3,108
International Value Team
International Value	19,385
Global Value Team
Global Value	18,009
Select Equity	14
Sustainable Emerging Markets Team
Sustainable Emerging Markets	542
Credit Team
High Income	5,114
Developing World Team
Developing World	6,994
Antero Peak Group[2]
Antero Peak	2,041

Other Assets Under Management[3]	910
Total Firm Assets Under Management ("AUM")	$131,494

1 Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, in funds (both public and private) that we sub-advise, and in our own privately offered funds.

2 Effective October 1, 2020, the Artisan Partners Thematic Team was renamed the Antero Peak Group.

3 Other Assets Under Management includes AUM managed by the Credit Team in the Credit Opportunities strategy, the Antero Peak Group in the Antero Peak Hedge strategy, and the International Value Team in the International Small Cap Value strategy, respectively. Strategy specific information has been omitted.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.